MERGER


After the close of business on August 26, 2011, Emerging Growth Fund acquired the net assets of Wells
Fargo Advantage Small Cap Growth Fund. The purpose of the transaction was to combine two funds with similar investment objectiveS and strategies. Wells Fargo
Advantage Small Cap Growth Fund transferred all of its portfolio securities to Wells Fargo Advantage Emerging
Growth Portfolio (a master portfolio in which Emerging
Growth Fund invests all of its assets) in exchange for interests in Wells Fargo Advantage Emerging Growth
Portfolio. Immediately thereafter, Wells Fargo
Advantage Small Cap Growth Fund transferred all of its equity interests in Wells Fargo Advantage Emerging
Growth Portfolio to Emerging Growth Fund in exchange for shares of Emerging Growth. Shareholders holding
Class A, Class B, Class C, Administrator Class,
Institutional Class and Investor Class shares of Wells
Fargo Advantage Small Cap Growth Fund received Class A,
Class A, Class C, Administrator Class, Institutional
Class and Investor Class shares, respectively, of Emerging Growth Fund in the reorganization. The acquisition was accomplished by a tax-free exchange of all of the shares of Wells Fargo Advantage Small Cap
Growth Fund for 91,597,530 shares of Emerging Growth
Fund valued at $986,870,452 at an exchange ratio of 0.92, 0.84, 0.86, 0.93, 0.95 and 0.91 for Class A,
Class A, Class C, Administrator Class, Institutional
Class and Investor Class shares, respectively. The investment portfolio of Wells Fargo Advantage Small Cap
Growth Fund with a fair value of $983,123,142, identified cost of $1,051,886,075 and unrealized losses of $68,762,933 at August 26, 2011 were the principal assets acquired by Emerging Growth Fund. The aggregate net assets of Wells Fargo Advantage Small Cap Growth
Fund and Emerging Growth Fund immediately prior to the acquisition were $986,870,452 and $21,206,634, respectively. The aggregate net assets of Emerging
Growth Fund immediately after the acquisition were $1,008,077,086. For financial reporting purposes, assets received and shares issued by Emerging Growth
Fund were recorded at fair value; however, the cost basis of the investments received from Wells Fargo
Advantage Small Cap Growth Fund was carried forward to align ongoing reporting Emerging Growth Fund's realized nd unrealized gains and losses with amounts distributable to shareholders for tax purposes.


Assuming the acquisition had been completed June 1, 2011, the beginning of the annual reporting period for Emerging
Growth Fund, the pro forma results of operations for the six months ended November 30, 2011 would have been:

Net investment loss $ (4,527,497)
Net realized and unrealized gains (losses) on investments $(65,547,392)
Net decrease in net assets resulting from operations $(70,074,889)

Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Wells
Fargo Advantage Small Cap Growth Fund that have been included in Emerging Growth Fund's Statement of
Operations since August 29, 2011.

After the close of business on August 26, 2011, Equity Value Fund acquired the net assets of Wells Fargo Advantage Classic Value
Fund. The purpose of the transaction was to combine two funds with similar investment objectives and strategies.
Wells Fargo Advantage Classic Value Fund transferred all of its portfolio securities to Wells Fargo Advantage
Equity Value Portfolio (a master portfolio in which Equity Value Fund invests all of its assets) in exchange for interests in Wells Fargo Advantage Equity Value
Portfolio. Immediately thereafter, Wells Fargo Advantage
Classic Value Fund transferred all of its equity interests in Wells Fargo Advantage Equity Value
Portfolio to Equity Value Fund in exchange for shares of Equity Value Fund. Shareholders holding Class A,
Class B, Class C, Class R, Administrator Class and
Institutional Class shares of Wells Fargo Advantage
Classic Value Fund received Class A, Class B, Class C,
Class R, Administrator Class and Institutional Class shares, respectively, of Equity Value Fund in the reorganization. The acquisition was accomplished by a tax-free exchange of all of the shares of Wells
Fargo Advantage Classic Value Fund for 56,082,572 shares of Equity Value Fund valued at $650,291,594 at an exchange ratio of 1.54, 1.54, 1.55, 1.52, 1.51 and 1.51 for
Class A, Class B, Class C, Class R, Administrator Class and Institutional Class shares, respectively. The investment portfolio of Wells Fargo Advantage Classic
Value Fund with a fair value of $650,311,693, identified cost of $635,584,233 and unrealized gains of $14,727,460 at August 26, 2011 were the principal assets acquired by Equity Value Fund. The aggregate net assets of Wells Fargo Advantage Classic Value Fund and Equity Value
Fund immediately prior to the acquisition were $650,291,594 and $185,796,293, respectively. The aggregate net assets of Equity Value Fund immediately after the acquisition were $836,087,887. For financial reporting purposes, assets received and shares issued by Equity Value Fund were recorded at fair value;
however, the cost basis of the investments received from Wells Fargo Advantage Classic Value Fund was carried forward to align ongoing reporting Equity Value Fund's realized and unrealized gains and losses with amounts distributable to shareholders for tax purposes.

Assuming the acquisition had been completed June 1, 2011, the beginning of the annual reporting period for Equity
Value Fund, the pro forma results of operations for the six months ended November 30, 2011 would have been:

Net investment income $ 4,972,917
Net realized and unrealized gains (losses) on investments $(141,607,765)
Net increase (decrease) in net assets resulting from operations $(136,634,848)

Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Wells
Fargo Advantage Classic Value Fund that have been included in Equity Value Fund's Statement of Operations since August 29, 2011.